Exhibit 99.2

Frederic Lee Klein 90 State House Square Hartford, CT 06103-3702 p 860 424 4354 f 860 424 4370 fklein@pullcom.com www.pullcom.com

September 16, 2015

VIA ELECTRONIC MAIL AND U.S. MAIL

Jeffrey R. Gaudiosi, Esq.

Executive Secretary

Public Utilities Regulatory Authority

10 Franklin Square

New Britain, CT 06051

Re:	Docket No. 15-07-38 – JOINT APPLICATION OF IBERDROLA, S.A.,
IBERDROLA USA, INC., IBERDROLA USA NETWORKS, INC., GREEN
MERGER SUB, INC. AND UIL HOLDINGS CORPORATION FOR APPROVAL
OF A CHANGE OF CONTROL

Dear Mr. Gaudiosi:

Pursuant to the Public Utilities Regulatory Authority’s (“Authority”) September 14, 2015 ruling on Motion No. 11, the Applicants and the Office of Consumer Counsel (“OCC”) hereby inform the Authority that they have made significant progress toward settlement and intend to file a settlement agreement, along with a motion to modify the procedural schedule in this docket, by the end of this week. Said motion will suggest a new date for the filing of OCC testimony to the extent such testimony is warranted and will agree to extend the 120-day statutory deadline as needed to accommodate the Authority’s review of the settlement agreement.

The undersigned counsel is authorized to state that OCC joins in this letter and the Office of the Attorney General does not object. The undersigned counsel also certifies that this filing is being made electronically and that the electronic filing is complete. I also certify that a copy is being provided by electronic mail and/or first class mail, postage prepaid, to all parties and participants of record according to the Authority’s Service List for this docket as of this date.

Sincerely,

ACTIVE/77183.4/FKLEIN/5342308v4

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